Exhibit 10.11

Execution Version

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated March 1, 2017 (the “Effective Date”), is by and between Gavilan Resources HoldCo, LLC, a Delaware limited liability company (the “Company”), and SN Comanche Manager, LLC, a Delaware limited liability company (“Sanchez”), and solely for the purposes of Section 5.8(d), SN EF Maverick, LLC, a Delaware limited liability company (“SN”).  Sanchez and the Company are referred to herein separately as a “Party” and collectively as the “Parties.”

Recitals:

WHEREAS, the Company desires to engage Manager (as defined below) to provide the comprehensive management services described herein to the Company and all of its subsidiaries (collectively, the “Company Group”), including the facilitation of the ownership, operation, finance, maintenance, exploration, production and development of oil and gas opportunities and investments and other related rights, assets and interests in Maverick, Dimmit, Webb and LaSalle Counties, Texas.

WHEREAS, the Manager is willing to undertake such engagement, subject to the terms and conditions of this Agreement.

Agreements:

NOW,  THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

Definitions

Capitalized terms used in this Agreement but not expressly defined in this Agreement shall have the respective meanings ascribed to such terms in the LLC Agreement (as defined below).  As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Fee” means an administrative fee of two percent (2%) of annual G&A Costs.

“Affiliates” has the meaning set forth in the LLC Agreement.

“Agreed Rate” means two percent (2%) plus the prime rate on corporate loans at large U.S. money center commercial banks as set forth in The Wall Street Journal “Money Rates” table under the heading “Prime Rate,” on the first date of publication for the month in which payment is due, or the maximum rate of interest permitted by applicable Laws.

“Agreement” has the meaning set forth in the Preamble.

“Approved Budget” has the meaning set forth in the Joint Development Agreement.

“Blackstone” has the meaning set forth in the LLC Agreement.

“Blackstone Group” means Blackstone Capital Partners VII L.P. and Blackstone Energy Partners II L.P.

“Board” has the meaning set forth in the LLC Agreement.

“Change in Control” means, with respect to the Company, any events, transactions or other circumstances (or any series of the foregoing) resulting in the Blackstone Group no longer owning (directly or indirectly, individually or collectively) Equity Interests (i) representing over 50% of the Voting Stock of the Company or (ii) entitling the Blackstone Group to elect at least a majority of directors (or Persons with management authority performing similar functions) of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Bank Accounts” has the meaning set forth in Section 3.1.

“Company Business” means the ownership, operation (including marketing and hedging activities), finance, maintenance, exploration, production and development of Hydrocarbon Interests owned by a member of the Company Group.

“Company Confidential Information” means all nonpublic or confidential information (i) furnished to Manager or its representatives by or on behalf of Company or (ii) prepared by Company (and disclosed to Manager) or at the direction of Company in the performance of Services utilizing the information referred to in clause (i) (in each case irrespective of the form of communication and whether such information is furnished on or after the date hereof).

“Company Group” has the meaning set forth in the recitals.

“Company Revenues” has the meaning set forth in Section 3.1.

“Effective Date” has the meaning set forth in the Preamble.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, equity interests or other partnership/limited liability company interests, and any commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.

“Excluded Services” has the meaning set forth in Section 2.2(b).

“Financial Records” has the meaning set forth in Section 4.1.

“Force Majeure Events” has the meaning set forth in Section 7.10.

“G&A Costs” means the cost of providing the Services allocated in accordance with Manager’s (or such other Affiliate’s, including SOG’s) regular and consistent accounting practices, including (a) the cost of supplies and the operation and maintenance of equipment used in the provision of the Services, (b) the cost of employee wages, bonuses, severance payments, employment taxes (including social security taxes and unemployment taxes) and benefits for employees participating in the provision or support of the provision of the Services, (c) direct costs, (d) indirect administrative costs and (e) general and overhead costs and equity compensation expenses, in each case, excluding any Operating Expenses and disbursements paid to Third Parties under Section 3.2(a);  provided, that G&A Costs for any month shall be no greater than $500,000 per month to the Company subject to reasonable adjustments that are consistent with market terms as a result of an increase in actual G&A Costs incurred by Manager and/or its Affiliates (including SOG) and based upon a reasonable allocation of such costs among the Company and other entities for which Manager and/or its Affiliates provides management services as reasonably agreed upon by the Company and Manager; provided,  further, that there shall be no duplication with respect to any costs that are treated as G&A Costs pursuant to this Agreement and the same costs that are charged to the Company Group by Manager or any of its Affiliates pursuant to any applicable operating agreement relating to the Company Business pursuant to which Manager or any of its Affiliates serves as operator; provided, further, that G&A Costs shall include the Administrative Fee.

“Governmental Authority” has the meaning set forth in the LLC Agreement.

“Hydrocarbon Interests” means (a) all oil, gas and/or mineral leases, oil, gas or mineral properties, mineral servitudes and/or mineral rights of any kind (including fee mineral interests, lease interests, farmout interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests), including any rights to acquire any of the foregoing, and (b) all oil and gas gathering, treating, compression, storage, processing and handling assets of any kind, including all pipelines, wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, processing plants, and other related equipment of any kind.

“Indemnified Manager Persons” has the meaning set forth in Section 5.8(a).

“Inventions” has the meaning set forth in Section 2.8.

“IPO” has the meaning set forth in the Joint Development Agreement.

“Joint Development Agreement” means that certain Joint Development Agreement by and among Gavilan Resources, LLC, a Delaware limited liability company, SN EF Maverick, LLC, a Delaware limited liability company, SN EF UnSub, LP, a Delaware limited partnership and solely for the purposes of Section 2.2, Section 4.2, Section 4.5 and Article VII therein, Sanchez Energy Corporation, a Delaware corporation, in effect as of the Effective Date.

“Laws” has the meaning set forth in the LLC Agreement.

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Gavilan Resources HoldCo, LLC, dated as of the Effective Date.

“Loss Notice Amount” means $75,000.

“Losses” means all costs, expenses (including reasonable attorneys’ fees, court costs, and other costs of suit), demands, damages, suits, judgments, orders, penalties, liabilities, and other losses, including in connection with seeking indemnification, whether joint or several.

“Majority Consent” has the meaning set forth in the LLC Agreement.

“Manager” means Sanchez or an Affiliate thereof designated by Sanchez.

“Manager Confidential Information” means any and all nonpublic or confidential information provided by or on behalf of Manager in the performance of the Services, including under Section 5.10(c) (in each case irrespective of the form of communication and whether such information is furnished on or after the date hereof).

“Marketing Transition Services Agreement” means that certain Marketing Transition Services Agreement, dated as of the date hereof, by and among SN EF Maverick, LLC, Anadarko Energy Services Company, Kerr-McGee Oil & Gas Onshore LP and Anadarko E&P Onshore LLC.

“Notice” has the meaning set forth in Section 7.2.

“Operating Agreement” has the meaning set forth in the Joint Development Agreement.

“Operating Expenses” means any reasonable costs and expenses incurred directly by the Company and paid for out of the Company Bank Accounts.

“Operator” has the meaning set forth in the Joint Development Agreement.

“Out-of-Pocket Expenses” has the meaning set forth in Section 5.6.

“Party” and “Parties” are defined in the Preamble.

“Payment Reserves” has the meaning set forth in Section 3.3(b).

“Permitted Actions” means all agreements, contracts and actions permitted to be taken by Manager under this Agreement or the LLC Agreement or that do not expressly require approval of the Board, any committee of the Board or any of Company’s members under Article VI of the LLC Agreement, or which have been so approved.

“Permitted Encumbrances” means and includes: (a) lessor’s royalties, overriding royalties, production payments, and carried interests; (b) sales contracts covering oil, gas, or associated liquid or gaseous hydrocarbons that individually or in the aggregate are not such as to materially detract from the value of or materially interfere with the ownership of the assets of the Company; (c) preferential rights to purchase and required third party consents to assignments and similar agreements (x) with respect to which waivers or consents are obtained from the appropriate parties or required notices have been given to the holders of such rights and the appropriate time period for asserting such rights has expired without an exercise of such rights or (y) which are not applicable to, or exercisable in connection with, the execution and delivery of this Agreement and the LLC Agreement or the consummation of the transactions contemplated hereunder or thereunder; (d) all rights to consent by, required notices to, filings with, or other actions by any

Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests therein or sale of production therefrom if the same are customarily obtained subsequent to such sale or conveyance; (e) Liens for taxes or assessments not due or not delinquent on the Effective Date; (f) defects or irregularities of title arising out of events that have been barred by limitations; (g) any Liens permitted or contemplated by the terms and conditions of this Agreement or that are customarily associated with the performance of the Services hereunder; (h) any Liens resulting or arising from, directly or indirectly, the failure of any member of the Company Group to pay any amounts owed by such Person to a Third Party, Manager or any of Manager’s Affiliates or to deposit funds in the Company Bank Accounts when so required hereunder; (i) Liens arising under operating agreements, unitization and pooling agreements and sales contracts in the ordinary course of business; (j) materialman’s, mechanic’s, repairman’s, contractor’s, operator’s, and other similar Liens or charges arising in the ordinary course of business and (k) any matter waived in writing by the Company.

“Person” has the meaning set forth in the LLC Agreement.

“Sanchez” has the meaning set forth in the Preamble.

“Sanchez Credit Agreement” means:

a)   that certain Second Amended and Restated Credit Agreement, dated as of June 30, 2014 among Sanchez Energy Corporation, a Delaware corporation, as borrower, the lenders party thereto and Royal Bank of Canada as administrative agent, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement, dated as of September 9, 2014, as amended by that certain Second Amendment to Second Amended and Restated Credit Agreement, dated as of March 31, 2015, as amended by that certain Third Amendment to Second Amended and Restated Credit Agreement, dated as of July 20, 2015, as amended by that certain Fourth Amendment to Second Amended and Restated Credit Agreement, dated as of September 29, 2015, as amended by that certain Fifth Amendment to Second Amended and Restated Credit Agreement, dated as of October 30, 2015, as amended by that certain Sixth Amendment to Second Amended and Restated Credit Agreement, dated as of January 22, 2016 and as amended by that certain Seventh Amendment to Second Amended and Restated Credit Agreement, dated as of March 18, 2016;

b)   that certain 6.125% Senior Secured Notes Due 2023 Indenture dated June 27, 2014 among Sanchez Energy Corporation, a Delaware corporation, the guarantors party thereto, and Delaware Trust Company, as trustee; and

c)   that certain 7.75% Senior Notes Due 2021 Indenture dated June 13, 2013 among Sanchez Energy Corporation, a Delaware corporation, the guarantors party thereto, and Delaware Trust Company, as trustee, as supplemented by that certain First Supplemental Indenture, dated as of September 11, 2013 and as further supplemented by that certain Second Supplemental Indenture, dated as of June 2, 2014, in each of (a), (b) and (c), as amended, restated, supplemented, refinanced or replaced from time to time.

“Services” has the meaning set forth in Section 2.2(a).

“SOG” means Sanchez Oil & Gas Corporation, a Delaware corporation.

“Successor Manager” has the meaning set forth in Section 6.1(b).

“Third Party” has the meaning set forth in the LLC Agreement.

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of the date hereof, by and between Anadarko E&P Onshore LLC and SN EF Maverick, LLC.

“Voting Stock” means, with respect to any Person, Equity Interests in such Person (and/or, if applicable, such Person’s general partner), the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or Persons with management authority performing similar functions) of such Person.

“Working Capital Reserves” has the meaning set forth in Section 3.3(a).

Article II

Services Regarding Assets

Section 2.1   Manager.

(a)     Engagement.  Subject to the terms and provisions of this Agreement, effective as of the Effective Date and continuing for the term set forth in Article VI, the Company engages and hires Manager, and Manager accepts such engagement and hiring, to perform the Services.  Subject to Article V, all services provided, acts performed, and activities conducted (whether by employees of Manager or by contractors, consultants, accountants, attorneys, or other Third Parties) under and in accordance with this Agreement shall be for the account of the Company or other member of the Company Group.

(b)     Role.  Subject to the terms of the LLC Agreement, the Company and Manager intend that, as of the Effective Date and continuing for the term set forth in Article VI, Manager shall serve as manager of the Company Business pursuant to the terms of this Agreement.

Section 2.2   Performance of Services.

(a)     Manager shall provide to the Company Group day-to-day general, administrative, business and financial services consistent with the purpose of the Company as specified in Section 2.4 of the LLC Agreement and of a type customarily provided to a non-operator of Hydrocarbon Interests, which services shall, to the extent consistent with the foregoing, include (i) the services listed on Schedule 1 and (ii) the following additional services on behalf of the Company Group (collectively, the “Services”) but, in all cases, excluding the Excluded Services or services that do not constitute Permitted Actions:

(i)     Discharge of Obligations.  Manager shall pay and discharge, on behalf of the Company Group, to the extent the Company has made such funds available to Manager, all expenses incurred with respect to the Company Business, and, to the extent the Company has made such funds available to Manager, shall pay and discharge, on behalf of the Company Group, all other liabilities related to the Company Business, in each instance, in the manner provided for in Article III. Manager shall keep a complete and accurate record (in all material respects) of the accounts upon which such expenses and liabilities are based, showing charges and credits made and received, including overriding royalties and other burdens on the assets of the Company Group in accordance with applicable agreements and Laws.  Upon reasonable notice to Manager, the Company shall have access to such records during normal business hours in accordance with, and subject to the limitations set forth in Section 4.1, as if such records are Financial Records.

(ii)    Protection from Liens.  Manager, solely in its capacity as Manager acting under this Agreement, shall not place any Liens on the assets, except for Permitted Encumbrances, or to the extent the Company directs Manager to do so or such liens or encumbrances arise as a result of any contract or agreement entered into or any action or inaction taken by the Manager at the direction or with the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(iii)   Receipt of Notices and Other Communication.  Manager shall review, categorize, classify, organize, record, file, and maintain all notices, correspondence, reports, instruments, writings, agreements, documents, claims, assertions, demands, records, invoices, and other communications received by Manager addressed to (or intended for) any member of the Company Group and pertaining to the Company Group, and shall use commercially reasonable efforts to respond in a timely manner to the foregoing as necessary on behalf of the Company Group.  Manager shall promptly deliver Notice to the Company with respect to any claim or demand received by Manager adversely affecting the Company Group and the Company Business that could reasonably be expected to exceed the Loss Notice Amount or otherwise adversely impact the Company Group or their assets in any material respect.

(iv)   Regulatory Compliance.  Manager shall, on behalf of the Company Group, prepare, apply for, submit, file, receive, hold, use, abandon, or relinquish, as appropriate, all permits and licenses required by applicable Laws in connection with the assets and the conduct of the business of the Company Group.  Such permits and licenses shall be in the name of the applicable member of the Company Group and such member shall be financially responsible for all matters involving or relating to such permits and licenses and any circumstances arising from or relating to such permits and licenses.

(v)    Claims and Actions.  Subject to Section 5.8, Manager shall, in cooperation with the Company, protect and defend against any non-material adverse claim or demand made jointly against any member of the Company  Group and Manager by, and pursue non-material claims of the Company Group and Manager made jointly against, Third Parties with respect to the Company Business, and all interests attributable thereto, including the employment or use of counsel for the prosecution or defense of litigation and the contest, settlement, release, or discharge of any such claim or demand.  Manager shall notify the Company of (i) every adverse claim or demand made or threatened to be made by any Person (including any Governmental Authority) involving the Company or Manager (with respect to the performance of Services hereunder) to which Manager becomes aware that could reasonably be expected to exceed the Loss Notice Amount or otherwise adversely impact the Company Group in any material respect and (ii) any lawsuits or proceedings instituted with respect to the Company Group or their assets or production attributable thereto to which Manager becomes aware.  Manager shall have no authority to retain Third Party counsel on the Company Group’s behalf with respect to any such claim or demand or settle any such claim or demand on the Company Group’s behalf without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(vi)   Suspense Accounts.  Manager shall maintain, on behalf of the Company, all suspense accounts related to the Company Business.

(vii)  Performance of Contracts.  Manager shall, on behalf of the Company, use its commercially reasonable efforts to cause to be performed and observed the terms and conditions of all agreements to which any member of the Company Group is a party.

(viii) Environmental Audit.  At the request of the Company, Manager shall cooperate with and facilitate the Company’s retention of any qualified environmental consultant to provide such reports to the Company concerning any Hydrocarbon Interest of the Company Group as the Company shall reasonably request; provided,  however, that the Company shall timely provide the Company funds necessary to pay and discharge all costs and expenses associated with the retention of such environmental consultant.

(b)     Excluded Services.  Notwithstanding anything in this Agreement to the contrary, in no event shall Manager be required under this Agreement to perform any functions, duties or services of the Operator (under the Joint Development Agreement, any Operating Agreement or otherwise) or other operator of the Hydrocarbon Interests that are or would otherwise customarily be performed by such Person (collectively, the “Excluded Services”).  Manager’s obligation to provide the Services shall be conditioned upon and subject to any legal obligations, prohibitions or restrictions applicable to it, and this Agreement shall not obligate Manager to violate, modify or eliminate any such obligation, prohibition or restriction.  Notwithstanding anything herein to the contrary, the failure of Manager to provide to any member of the Company Group any Service for which Manager is not entitled to receive full reimbursement under this Agreement shall not be deemed a breach or violation of (or failure to perform under) this Agreement.

Section 2.3   Prohibited Acts.  Manager shall not have the authority or be permitted to take, in the name or on behalf of the Company, any action, unless and until the Company has the authority and is permitted to take such action under the LLC Agreement, including the approval of the Board as contemplated by Section 6.3 of the LLC Agreement, it being agreed to and understood that, without limiting any other powers or duties of Manager provided in this Agreement, Manager is hereby authorized to act as agent of Company and each other member of the Company Group for the procurement or performance of all Services to be procured for the Company or any other member of the Company Group by Manager pursuant to this Agreement, and to, in Company’s name or in the name of any other member of the Company Group and on its or such other member’s behalf or in the name of Manager but subject to the terms of this Agreement, to take all Permitted Actions in connection with the performance of the Services, including the execution of any agreements or other instruments.

Section 2.4   Insurance Coverage.  Manager shall use commercially reasonable efforts to either (i) cause the Company Group to obtain and maintain in full force and effect during the term of this Agreement the coverages set forth on Schedule 2 (and Company shall be obligated to obtain and maintain such insurance), which shall name Manager and SOG as an additional insured thereunder and shall contain waivers by the insurers of any and all rights of subrogation to pursue any claims or causes of action against Manager and SOG or (ii) name the Company Group and Manager as an additional insured under an insurance policy of SOG and cause such insurance policy to be maintained in full force and effect during the term of this Agreement with coverages equivalent to or greater than as set forth on Schedule 2 and contain waivers by the insurers of any and all rights of subrogation to pursue any claims or causes of action against Manager and SOG.

Section 2.5   Seismic Agreements.  Seismic and other reserve related data Sanchez has access to, solely to the extent such data is relevant to the assets of the Company Group, shall be made available to the Company Group subject to and in accordance with the terms of a geophysical seismic data use license agreement in a form reasonably acceptable to Manager and its Affiliates to be entered into by Manager (or one or more of its Affiliates) and the appropriate member(s) of the Company Group (provided such access does not breach, conflict or violate any Third Party licensing agreement or other contract).

Section 2.6   Employees of the Manager.    Manager shall select, employ, pay compensation (including the payment of all social security taxes, unemployment taxes and similar payments related thereto) and any applicable severance (which severance shall be reimbursable by the Company to Manager) to, supervise and direct all personnel and employees of the Manager necessary for the performance of the Services.

Section 2.7  No Commingling of Assets.  To the extent Manager shall have charge or possession of any of the Company Group’s assets in connection with the provision of the Services pursuant to this Agreement, Manager shall (a) hold such assets in the name and for the benefit of the Company Group and (b) separately maintain and not commingle such assets with any assets of the Manager or any other Person.

Section 2.8   Inventions and IP Ownership.  The Parties agree that any inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets (whether or not patentable, copyrightable or protectable as trade secrets or other intellectual property rights) that, in each case, are conceived, first reduced to practice, or created, by Manager in connection with providing the Services, either alone or jointly with others (“Inventions”), will be the sole and exclusive property of Manager.  Company hereby assigns, and agrees to assign, to Manager any and all rights that Company may have in any such Inventions and in any intellectual property rights therein or related thereto.  Company agrees to assist Manager and any Manager designee in obtaining, enforcing, and perfecting, Manager’s right in the Inventions in any and all countries, including by executing any intellectual property assignment agreements.  Company hereby appoints Manager as Company’s attorney-in-fact to execute documents on Company’s behalf for the purposes set forth in this paragraph.

Section 2.9  Company Information.  It is contemplated by the Parties that, during the term of this Agreement, Company will be required to provide certain notices, information and data necessary for Manager to perform the Services and its obligations under this Agreement.  Manager shall be permitted to rely on any information or data provided by Company to Manager in connection with the performance of its duties and provision of Services under this Agreement.

Article III

Revenues and Disbursements

Section 3.1   Receipt of Revenues.    Manager shall have the authority and duty to collect on behalf of the Company Group all proceeds and cash attributable to the Company Group’s assets (the “Company Revenues”) into one or more banks accounts maintained in the name of the Company or other member of the Company Group (the “Company Bank Accounts”).  Manager shall use commercially reasonable efforts to cause all amounts due and owing to the Company Group to be paid on a timely basis.  Manager shall keep a complete and accurate account (in all material respects) of all proceeds received on behalf of the Company Group. All Company Revenues received by the Manager on behalf of the Company Group (other than in respect of amounts due and owing to Manager or its Affiliates) shall promptly be deposited in the Company Bank Accounts and shall only be disbursed therefrom in accordance with this Agreement.  To the extent Manager or any of its Affiliates receives any Company Revenues (other than in respect of amounts due and owing to such Person), Manager shall, or shall cause its Affiliate to, as applicable, promptly deposit such Company Revenues in the Company Bank Accounts.

Section 3.2   Disbursements.

(a)     Payments.  Manager shall make disbursements of the Company Revenues from the Company Bank Accounts from time to time necessary to timely discharge all costs and expenses and other amounts due and owing by the Company Group, including those costs and expenses attributable to ownership of the assets of the Company Group and other related business activities (and not discharged out of gross revenues before such member of the Company Group receives such revenues), and payment of applicable sales, use, excise, value added and other similar taxes assessed or imposed on the assets of the Company Group.

(b)      No Liability.  The disbursement of funds, or the failure to so disburse, by Manager under this Agreement shall in no event relieve the Company Group of any liability, except to the extent Manager applies the Company Revenues against amounts owing to it or its Affiliates.

Section 3.3   Reserve Accounts.

(a)     Working Capital.  Manager, using its reasonable professional judgment, shall advise the Board in connection with establishing appropriate working capital reserves (“Working Capital Reserves”) out of the Company Revenues of amounts sufficient for the Company Group to timely discharge obligations which are reasonably anticipated to be incurred in excess of anticipated revenue receipts.

(b)     Payment Reserves.  Manager, using its reasonable professional judgment, shall advise the Board in connection with establishing appropriate reserves out of the Company Revenues of amounts sufficient for the Company Group to timely pay disputed liabilities of the Company Group or refund disputed proceeds received by the Company Group, in each instance, as attributable to the assets of the Company Group (“Payment Reserves”).

(c)     Insufficient Funds.  The inadequacy of any Working Capital Reserves or Payment Reserves shall in no event relieve the Company Group of any liability under this Agreement or otherwise.

Section 3.4   Arrangements with Banking Institutions.  Manager and the Company agree to take all such steps as are reasonably requested by any bank or banks, solely in respect of the Company Bank Accounts in which the Company Revenues are deposited, to accord Manager the authority to deposit and disburse funds therefrom solely as provided herein.

Article IV
Accounting and Reports

Section 4.1   Accounting and Audit.  Manager will maintain the books, records, and accounts of operations, revenues, and expenditures of the Company Group in respect of the assets of the Company Group, and shall report all such information to the Company from time to time as requested by the Company.  All such records (collectively, the “Financial Records”) shall be maintained at the principal office of Manager.  All Financial Records shall be available, upon 30 days’ prior notice to Manager, for reasonable audit, inspection, or copying by the Company or any of its representatives during normal business hours at the Manager’s principal office no more than twice per calendar year.  If the Company or any of its members gives Manager Notice of any exception or objection to any item of accounting for the Company Revenues or disbursements hereunder (in accordance with the provisions of Article III) within two (2) years after the end of the calendar year during which such accounting item was entered into the books maintained by Manager pursuant to this Section 4.1, Manager shall work in good faith with the Company or such member, as the case may be, to resolve such exception or objection as soon as reasonably practicable.  Any amount determined to be owing to the Company Group by Manager (or to Manager by Company Group) in connection with such exception or objection shall bear interest at the Agreed Rate from the date such amount should have been distributed to or retained by the Company Group (or Manager) pursuant to Article III until the date such amount is paid by Manager to the Company (or to Manager by Company Group).  If the Company or any member of the Company fails to object or except to any item of accounting or disbursement within such two-year (2) period, then the books maintained by Manager for such calendar year shall be deemed to be final and no further adjustment shall be made to any accounting items or disbursements for such calendar year.

Section 4.2   LLC Reports.    Manager shall provide to the Company any statements, reports, and other information provided for in Section 9.3 of the LLC Agreement by the dates set forth therein and such other information and reports as may from time to time be reasonably requested by the Company.

Article V

Standard of Performance; Reimbursement of Costs; Indemnification

Section 5.1   Standard of Conduct.  With respect to the conduct and performance of all duties, services, and obligations of Manager under this Agreement, Manager, at a particular time, shall conduct itself with a degree of care, diligence, and skill, as the same may change from time to time, but applied in light of the facts known at the time, of a reasonably prudent operator, consistent with general industry-standard practices applied or utilized in comparable circumstances in the oil and gas industry in the geographic region(s) where the Company Business is conducted.  Notwithstanding the foregoing, Manager shall not be deemed in breach or violation of (or to have failed to perform) its obligations under this Section 5.1 unless Manager’s conduct or performance hereunder constitutes bad faith, gross negligence, willful misconduct, or actual fraud.

Section 5.2   Compliance with Laws; Conflicts.  In conducting its services and duties hereunder, Manager shall comply, in all material respects, with all applicable Laws.

Section 5.3   Proper Staff.  Manager covenants and agrees that it will use commercially reasonable efforts to at all times retain and have available to it a professional staff and outside consultants which together will be reasonably adequate in size, experience, and competency, as determined by Manager, to discharge properly the duties and functions of Manager hereunder, including engineers, geologists, and other technical personnel, accountants, and secretarial and clerical personnel.  Manager shall devote all such personnel and time as are necessary to provide the Services hereunder consistent with the standards set forth in this Article V, as determined by Manager.

Section 5.4   Budget.  With respect to Manager’s activities under this Agreement, Manager agrees to use commercially reasonable efforts to operate in a manner that is consistent with the applicable Approved Budget then in effect or otherwise pursuant to such budget as is established by the Company and approved by Manager (such consent not to be unreasonably withheld, conditioned or delayed).  Notwithstanding the foregoing, Manager shall not be liable for a breach of this Section 5.4, or any other provision of this Agreement for any actions performed or omissions made (i) in accordance with directions given by the Company Group, or (ii) as a result of the failure by the Company to timely provide to Manager the funds necessary to pay all costs and expenses incurred (or to be incurred) by Manager in providing the Services.  Notwithstanding anything to the contrary contained herein, Manager shall have no obligation to pay any costs and expenses in connection with the Services hereunder (under Article III, Section 5.6 or otherwise) out of its own funds (and seek reimbursement from Company), it being required instead that Company, at Manager’s request, will ensure that the funds to pay such costs and expenses are deposited in the Company Bank Accounts and available for withdrawal or use by Manager or otherwise paid or made available to Manager in advance (and the Company hereby agrees to the foregoing).

Section 5.5   Contractors; Affiliate Transactions.

(a)     Contractors.  All Services provided hereunder shall be performed by Manager, by its Affiliates, or by contractors, consultants, accountants, attorneys, or other Third Parties engaged by Manager.  Manager shall (i) if an agreement is to be entered into with a Third Party, engage such Third Parties under such agreements with terms which are customary and reasonable for the type and character of the Services being provided hereunder and which provide for such Services to be furnished at rates competitive with those otherwise generally available in the area in which such Services are performed and (ii) review and monitor the provision of any such Services by such Third Parties.  Manager shall not charge the Company any mark-up or other profit over the actual costs charged Manager by such providers.

(b)     Affiliates.  Other than compensatory, indemnification and similar arrangements with individuals and arrangements and agreements with SOG and Sanchez Production Partners LP, Manager will not enter into any agreement or arrangement with any Affiliate of Manager for the performance of Services hereunder unless (i) approved by the Company by Majority Consent, such consent not to be unreasonably withheld, conditioned or delayed (as provided in Section 6.11 of the LLC Agreement) or (ii) the terms of such agreement or arrangement are on an arm’s-length basis and not materially less favorable, directly or indirectly, to the Company than would be obtained in a transaction with a Third Party.

Section 5.6   Third Party Costs.  The Company will pay, or cause to be paid, directly, or (at Manager’s election) reimburse Manager and its Affiliates for, their respective Out-of-Pocket Expenses (as defined below) incurred by Manager or its Affiliates in accordance with Section 5.10; provided, that Manager shall be entitled to make such payments on the Company’s behalf from the Company Bank Accounts.  For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the out-of-pocket costs and expenses reasonably incurred by Manager and its Affiliates in connection with providing the Services hereunder, or otherwise incurred by Manager or its Affiliates from time to time in the future in connection with their provision of Services hereunder (excluding for the avoidance of doubt G&A Costs, Operating Expenses or equity compensation expenses for which Manager and its Affiliates have been paid or reimbursed under Section 5.7 or disbursements which have been paid on behalf of the Company directly under Section 3.2(a)) including, without limitation, (a) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants, retained by Manager or any of its Affiliates, (b) costs of any outside services or independent contractors such as financial printers, couriers, business publications, on-line financial services or similar services, retained or used by Manager or any of its Affiliates, and (c) Third Party transportation, per diem costs, word processing expenses or any similar expense not associated with Manager or its Affiliates’ ordinary operations.  Notwithstanding the foregoing, Out-of-Pocket Expenses shall not include expenses incurred by Manager and its Affiliates in connection with a sale or transfer of Manager’s or any of its Affiliates’ interests in the Company nor taxes payable by Manager (other than sales and similar taxes payable to Third Party vendors), subject to Section 5.9. All payments or reimbursements for Out-of-Pocket Expenses will be made by wire transfer in same-day funds promptly upon or as soon as practicable following request for payment or reimbursement in accordance with this Agreement, to the bank account indicated to the Company by the relevant payee.

Section 5.7   General and Administrative Costs.  The Company shall reimburse Manager for the G&A Costs attributable to or allocated to the Services in accordance with Section 5.10.

Section 5.8   Indemnification and Exculpation.

(a)     The Company shall indemnify the Manager and its Affiliates (and their respective directors, officers, employees, managers, members, partners, controlling Persons and equityholders) (collectively, “Indemnified Manager Persons”) in respect of, and hold it harmless from and against, any and all Losses suffered, incurred or sustained by any Indemnified Manager Person or to which it becomes subject, however so arising whether under tort, contract, negligence, strict liability or otherwise, to the extent resulting from, arising out of, or relating to or in connection with (i) any breach of any covenant, obligation or agreement on the part of any member of the Company Group contained in this Agreement, (ii) the nonfulfillment of or failure to perform any covenant or agreement on the part of any member of the Company Group contained in this Agreement, and (iii) the Services or this Agreement, except to the extent that any Losses have been caused by the bad faith, gross negligence, willful misconduct or actual fraud of Manager or any of its Affiliates or representatives, and for any Losses suffered, incurred, or sustained by an Indemnified Manager Person as a result of any uncured, intentional, and material breach by the Manager of any of its covenants or agreements contained in this Agreement.  The Company will reimburse the Indemnified Manager Persons for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses of one counsel for all such Indemnified Manager Persons (and any required local counsel) and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Manager Persons are entitled to indemnification under the terms of this Section 5.8(a), or any action or proceeding arising therefrom, whether or not such Indemnified Manager Person is a party thereto.

(b)     In no event shall either Party or its respective directors, officers, employees, managers, members, partners, controlling Persons and equityholders have any liability for any Losses under any provision of this Agreement for any punitive, consequential, special or indirect damages, whether based on statute, contract, tort or otherwise, and whether or not arising from the other Party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault other than punitive, consequential, special or indirect damages suffered by a Person other than an Indemnified Manager Person for which the Company has responsibility pursuant to this Article V.

(c)     The Parties acknowledge and agree that the indemnification provisions of this Article V and any other rights and remedies available to a Party under this Agreement are cumulative and in addition to, not exclusive of or in substitution for, any implied rights or remedies provided by law or equity for the breach or nonfulfillment of any covenant or agreement on the part of the Company and Manager under this Agreement.

(d)     Notwithstanding Manager’s agreement to perform, or cause to be performed, the Services in accordance with the provisions hereof, the Company acknowledges, on its own behalf and on behalf of each member of the Company Group, that performance by Manager or any other Person of Services pursuant to this Agreement will not subject Manager or any other Indemnified Manager Persons to any Losses whatsoever, except to the extent resulting from, arising out of or relating to or in connection with Manager’s bad faith, gross negligence, willful misconduct, or actual fraud in performing its obligations under this Agreement; provided, however, that (i) Manager’s and each of its Affiliates (and their respective directors, officers, employees, managers, members, partners, controlling Persons and equityholders) aggregate liability, collectively, as a result of such bad faith, gross negligence, willful misconduct or actual fraud will be limited to an amount equal to the G&A Costs paid by the Company to Manager over the 24 month period preceding the date of the action or inaction that gave rise to such liability and (ii) SN shall be liable for the Losses incurred by the Company described in the preceding clause (i); provided,  further, that any damages payable pursuant to this (d) shall be subject to the terms and conditions of the Sanchez Credit Agreement; provided, further, however, that if any of such Losses are covered by any insurance policy of the Company, the aggregate liability of such Indemnified Manager Person with respect to such Losses shall be reduced by the amount recovered by the Company under such policy in respect of such Losses.

(e)     Whenever any claim arises for indemnification hereunder, the indemnified Person shall promptly notify the indemnifying Party of the claim and, when known, the facts constituting the basis for such claim, except that in the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a Third Party, except as otherwise expressly provided in this Section 5.8, such notice shall specify, if known, the amount or an estimate of the amount of the Losses asserted by such Third Party.

(f)     In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a Party, the indemnifying Party, may, upon notice to the indemnified Person, assume the defense of any such claim or legal proceeding.  Except with the written consent of the indemnified Person, the indemnifying Party shall not consent to the entry of any judgment or settlement arising from any such claim or legal proceedings which, in each case, provides for any non-monetary relief or does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified Person of a release from all Losses in respect thereof, unless in the latter case the indemnifying Party has actually paid to the indemnified Person the full amount of such judgment or settlement.  Any indemnified Person shall be entitled to participate in (but not control) the defense of any such claim or litigation resulting therefrom.  If the indemnifying Party does not elect to control the litigation as provided above, the indemnified Person may defend against such claim or litigation in such manner as it may deem appropriate, including, without limitation, settling such claim or litigation, after giving notice of the same to the indemnifying Party, on such terms as such indemnified Person may deem appropriate, and the indemnifying Party shall promptly reimburse the indemnified Person (subject to Section 5.8(b)) from time to time as such Losses are incurred.  All indemnification hereunder shall be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification Losses.

(g)     Except as provided above, all claims for Losses brought by Third Parties against Company or any subsidiary (x) arising out of or in any way relating to the provision of Services hereunder and (y) not discharged by insurance required hereunder, shall only be settled or, with Manager’s concurrence, defended by Manager, at Company’s expense.

Section 5.9   Taxes.  In addition to the other sums payable under this Agreement, the Company shall pay, and hold Manager harmless against, all sales, use or other taxes, or other fees or assessments imposed by any applicable Laws in connection with the provision of the Services, other than income, franchise or margin taxes measured by Manager’s net income or margin and any gross receipts of other privilege taxes imposed on Manager.  Manager and the Company shall cooperate with each other and use commercially reasonable efforts to assist the other in entering into such arrangements as the other may reasonably request in order to minimize, to the extent lawful and feasible, the payment or assessment of any taxes relating to the transactions contemplated by this Agreement; provided, however, that nothing in this Section 5.9 shall obligate Manager to cooperate with, or assist, the Company in any arrangement proposed by the Company that would, as determined by Manager in such Party’s sole discretion, have a detrimental effect on such Party.

Section 5.10  Invoicing and Payment.

(a)      On the Effective Date, the Company will pay to Sanchez an amount equal to $1,000,000.  Manager will invoice Company on or before the last day of each month for G&A Costs, Out-of-Pocket Expenses or amounts payable under Article III incurred during the immediately prior month and, in addition, provide an estimate of the current month’s G&A Costs (not to exceed the then-current monthly cap) and Out-of-Pocket Expenses.  The Company shall pay invoiced amounts within 15 days after the receipt of each such invoice.  Any requests for payment in subsequent months will include corrections for any variances between estimated costs and actual costs incurred in prior months and shall reflect payment for or application of previous months’ variances.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, Manager may elect to retain proceeds that it receives on behalf of the Company to the extent it would otherwise invoice Company for such amounts and in such event it shall show any such retained amounts as a credit on such invoice.  Failure by Manager to submit an invoice for any amounts due hereunder shall not relieve Company of its payment obligations under this Agreement when due hereunder.

(b)      For the term of the Transition Services Agreement and the Marketing Transition Services Agreement, the Company shall fund into the Company Bank Accounts the Company’s proportionate share of the fees due under the Transition Services Agreement and the Marketing Transition Services Agreement at least three (3) business days before payment under such agreements is due.

(c)      THE COMPANY MAY, WITHIN 120 DAYS AFTER THE END OF THE CALENDAR YEAR DURING WHICH AN INVOICE WAS RECEIVED FROM MANAGER, TAKE WRITTEN EXCEPTION TO ANY CHARGE, ON THE GROUND THAT THE SAME WAS NOT AN ACTUAL (OR, IF APPLICABLE, REASONABLE) COST, FEE OR EXPENSE INCURRED BY OR DUE TO MANAGER IN CONNECTION WITH THE PROVISION OF SERVICES, OR ON ACCOUNT OF ANY ERROR OR INACCURACY ON ANY INVOICE.  THE COMPANY SHALL NEVERTHELESS PAY MANAGER ANY INVOICED OR OTHER AMOUNT IN FULL WHEN DUE OR REQUESTED, OR DEPOSIT SUCH AMOUNTS INTO THE COMPANY BANK ACCOUNTS WHEN SO REQUESTED FOR WITHDRAWAL BY MANAGER.  SUCH PAYMENT OR DEPOSIT SHALL NOT BE DEEMED A WAIVER OF THE RIGHT OF THE COMPANY TO RECOUP OR RECEIVE CREDIT FOR ANY

CONTESTED PORTION OF ANY AMOUNT SO PAID.  IF THE AMOUNT AS TO WHICH SUCH WRITTEN EXCEPTION IS TAKEN, OR ANY PART THEREOF, IS ULTIMATELY DETERMINED NOT TO BE AN ACTUAL (OR, IF APPLICABLE, REASONABLE) COST, FEE OR EXPENSE INCURRED BY OR DUE TO MANAGER, OR IS OTHERWISE AN ERROR OR INACCURACY IN CONNECTION WITH THE PROVISION OF SERVICES, SUCH AMOUNT OR PORTION THEREOF (AS THE CASE MAY BE) SHALL BE CREDITED AGAINST FUTURE AMOUNTS DUE HEREUNDER OR, UPON EXPIRATION OR TERMINATION OF THIS AGREEMENT AFTER ALL SUCH CREDITS HAVE BEEN APPLIED, REFUNDED BY MANAGER TO COMPANY.  COMPANY SHALL HAVE NO RIGHT TO DISPUTE ANY PAYMENT, INVOICE OR WITHDRAWAL AFTER SUCH 120 DAY PERIOD, AND SHALL BE DEEMED TO HAVE WAIVED ANY CLAIMS OR RIGHTS WITH RESPECT TO SUCH AMOUNTS TO THE EXTENT NOT DISPUTED WITHIN SUCH PERIOD.

(d)      Company shall have the right, upon 30 days’ prior notice to Manager, and at reasonable times during usual business hours of Manager or its Affiliates to, no more than twice per year, audit the records of Manager (excluding the Financial Records) for the purposes of this Section 5.10;  provided, however, that such audit does not unreasonably interfere with the operations of Manager or its Affiliates.  Company shall bear all costs and expenses incurred in connection with any audit.  Notwithstanding anything herein to the contrary, Manager shall not be obligated to disclose or make available to the Company any information prohibited by applicable Laws or restricted by contractual obligations of confidentiality.  This Section 5.10 shall survive termination or expiration of this Agreement for a period of two years from termination or expiration with respect to periods prior to such termination or expiration.

(e)      Any amount determined to be owing by one Party to the other Party in connection with a dispute under Section 5.10(d) shall bear interest at the Agreed Rate from the date such amount should have been paid to or retained by the Company until the date such amount is paid by the Party required to make such payment to the other Party.

Article VI
Term

Section 6.1   Term; Effect of Termination.

(a)     Term.  The term of this Agreement (or with respect to clause (iii) below, the term of this Agreement solely with respect to any particular Service so terminated) shall commence on the Effective Date hereof and continue until the earlier of:

(i)   termination by mutual written agreement of Manager and the Company (by Majority Consent);

(ii)   by either the Company or the Manager upon the occurrence of an IPO of the Company or the date on which the Company otherwise ceases to own any interest in the Company Business or has disposed of, directly or indirectly, all or substantially all of its assets (provided that the terminating party shall have provided at least ninety (90) days written notice of the date of termination under this Section 6.1(a)(ii));

(iii)   termination by the Company (by Majority Consent) of any particular Services after the first anniversary of the Effective Date upon thirty (30) days written notice to Manager or earlier as agreed by the Parties (provided that such written notice has specified in reasonable detail the Services that the Company has elected to terminate);

(iv)   termination by the Company (by Majority Consent) if (A) Manager fails to perform in any material respect any of its material obligations under this Agreement and (B) such failure is not (x) excused by Force Majeure Events or (y) cured by Manager within thirty (30) days after Notice thereof by the Company (unless such failure is not reasonably capable of being cured within such thirty-day (30) period, in which case Manager shall have commenced remedial action to cure such failure within such thirty-day (30) period and continued to diligently and timely pursue the completion of such remedial action and shall have cured within sixty (60) days after Notice);

(v)   termination by Manager if (A) the Company fails to perform in any material respect any of its material obligations under this Agreement (including any payment obligation) and (B) such failure is not cured by the Company within thirty (30) days after Notice thereof by Manager (unless such failure, other than a payment failure, is not reasonably capable of being cured within such thirty-day (30) period, in which case Manager shall have commenced remedial action to cure such failure within such thirty-day (30) period and continued to diligently and timely pursue the completion of such remedial action and shall have cured within sixty (60) days after Notice);

(vi)   termination by Manager following the date on which (i) Blackstone, together with its Affiliates, first ceases to own, collectively, over 50% of each class or series of Voting Stock of the Company or (ii) a Change in Control occurs;

(vii)   termination by Manager following the date on which Manager or an Affiliate of Manager is no longer a member in the Company or is not the Operator or a Party to the Joint Development Agreement or no longer entitled to appoint any Representatives to the Operating Committee (as the latter two terms are defined in the Joint Development Agreement);

(viii)   termination by a Party if the other Party: (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding; (D) files a petition or answer in a court of competent jurisdiction seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (E) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed in a proceeding of the type described in subclauses (A) through (D) of this clause (viii); (F) seeks, consents, or acquiesces to the appointment of a trustee, receiver, or liquidator of all or any substantial part of such its assets or properties; or (G) such Party is liquidated and dissolved; or

(ix)   termination by Manager following the date on which Manager has determined, in good faith, that all Services for which Manager was engaged under this Agreement have been terminated by the Company under (iii);  provided, that Manager delivers written notice to the Company and the Company fails to respond within fifteen (15) days.

(b)     Effect of Termination.  Upon any termination of this Agreement under Section 6.1(a) (other than (a)(iii)) and following any transition period under Section 6.4, all rights and obligations under this Agreement shall cease except for (i) rights or obligations that are expressly stated to survive a termination of this Agreement, (ii) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination and provide transition services under Section 6.4, and (iii) Section 7.16 and those provisions specified therein to survive termination or expiration of this Agreement.  Manager shall promptly relinquish its role as manager hereunder and ensure the transition of such role to such Person as may be designated by the Board by Majority Consent, subject to Section 6.4 (such Person, the “Successor Manager”).

Section 6.2   No Early Termination.  Except for the events of termination provided for in Section 6.1(a) or upon the written consent of the Company, Manager shall not resign as Manager hereunder or otherwise terminate this Agreement for any reason.  Notwithstanding the events of termination provided for in Section 6.1(a), neither the Company nor Manager may terminate this Agreement during the first ninety (90) days after the Effective Date.

Section 6.3   Delivery.  Upon termination of this Agreement under Section 6.1(a) and the conclusion of any transition period under Section 6.4 and/or appointment of a Successor Manager (if applicable), Manager shall promptly deliver to the Successor Manager, or such other person as the Company may designate in writing upon Majority Consent of the Board or as otherwise specified herein, copies of all title files, division order files, well files, production records, equipment inventories, and production, severance and ad valorem tax records pertaining to the Company Business and other information about the Company Business reasonably requested by the Company (which are in the possession of Manager) and the Financial Records (in the case of Section 6.1(a)(iii) solely to the extent relating to the Services terminated), but in all cases excluding confidential or proprietary information of Manager or its Affiliates, including seismic and related data or information.  The Company shall pay all reasonable out-of-pocket costs incurred by Manager to prepare and deliver such files and records.

Section 6.4   Transition Services.  Upon termination of this Agreement under Section 6.1(a), other than Section 6.1(a)(iii) and Section 6.1(a)(v), Manager shall, at the Company’s request (i) continue to provide the Services to the Company under this Agreement as if this Agreement had not been terminated for up to 60 days following termination, until such time that the Successor Manager has been designated pursuant to Section 6.1(b) and engaged by the Company, and (ii) assist the Company for up to 60 days following termination in identifying and engaging a Successor Manager capable of providing substantially all of the Services as were provided by the Manager at no greater cost than that charged hereunder.  After the Successor Manager has been engaged by the Company, Manager, if it is required to provide the transition assistance pursuant to the first sentence of this Section 6.4, shall use commercially reasonable efforts to provide the Successor Manager reasonable assistance for a period of up to 2 months following the date on which a termination of this Agreement is effective under Section 6.1(a) to transition the Manager’s duties under this Agreement to the Successor Manager.  In providing the transition services hereunder, Manager shall use the same degree of care used in performing the Services previously on behalf of the Company in accordance with this Agreement.  The Company will reimburse Manager for its reasonable and documented out-of-pocket costs and expenses incurred in providing transition services hereunder, provided that the Services provided under clause (i) of the first sentence of this Section 6.4 shall be provided in accordance with the terms of this Agreement as if such termination had not occurred.

Article VII

Other Provisions

Section 7.1   Assignment and Binding Effect.  Manager shall not assign its rights or, except as contemplated by Section 5.5, delegate its duties under this Agreement without the prior written consent of the Company (it being understood that Manager shall have the right to delegate any of its duties under this Agreement to SOG and other Affiliates of Manager).  Subject to the foregoing, this Agreement shall be binding upon the Parties and their successors and assigns.

Section 7.2   Notices.  Except as otherwise provided in this Agreement to the contrary, any notice or communication required or permitted to be given under this Agreement shall be in writing and sent to the address of the Party set forth below, or to such other more recent address of which the sending Party actually has received written notice (the “Notice”):

If to the Company:

Gavilan Resources HoldCo, LLC

c/o Blackstone Management Partners L.L.C.

345 Park Avenue, 31st Floor

New York, NY 10154

Attention: Angelo Acconcia

Email: acconcia@blackstone.com

with a copy (which shall not constitute Notice) to:

Kirkland & Ellis LLP

600 Travis Street, Suite 3300

Houston, Texas 77002

Attention:  Andrew Calder, P.C.

Rhett Van Syoc

Facsimile: (713) 835-3601

Email:       andrew.calder@kirkland.com

rhett.vansyoc@kirkland.com

If to Manager:

SN Comanche Manger, LLC

1000 Main Street, Suite 3000

Houston, Texas 77002

Attention: Antonio R. Sanchez, III

Email: tony@sanchezog.com

with a copy (which shall not constitute Notice) to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention:     David Elder

Facsimile:    (713) 236-0822

Email:          delder@akingump.com

Each such notice or other communication shall be sent by personal delivery, by registered or certified mail (return receipt requested), by national, reputable courier service (such as Federal Express or United Parcel Service) or by facsimile or electronic mail.

Section 7.3   Entire Agreement.  This Agreement and each other document, agreement, instrument or certificate delivered in connection herewith constitute the entire agreement of the Parties with respect to subject matter hereof and shall not be changed or modified except by written agreement executed by all Parties.

Section 7.4   Waivers.  The waiver by a Party of a breach of any provision of this Agreement by the other Party shall not be construed as a waiver of any subsequent or other breach by the other Party.

Section 7.5  Invalidity.  If any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

Section 7.6   Applicable Law.  This Agreement shall be construed under and governed by the laws of the State of Delaware, without regards to any conflict of laws principles which, if applied, might permit or require the application of the laws of another jurisdiction.

Section 7.7   Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process; Damages.  EACH PARTY HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT LOCATED IN HOUSTON, TEXAS OR TEXAS STATE COURT LOCATED IN HOUSTON, TEXAS AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURT.  EACH PARTY (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURT FOR SUCH ACTIONS OR PROCEEDINGS, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) AGREES THAT

IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURT.  EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURT AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS.  A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES HERETO SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS.  IF ANY AGENT APPOINTED BY A PARTY HERETO REFUSES TO ACCEPT SERVICE, EACH PARTY HERETO AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.  IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY FOR ANY CONSEQUENTIAL DAMAGES, INCLUDING ANY DAMAGES FOR BUSINESS INTERRUPTION, LOSS OF USE, DATA, REVENUE OR PROFIT, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE AND WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED,  HOWEVER, THAT A PARTY MAY RECOVER FROM ANY OTHER PARTY ALL COSTS, EXPENSES OR DAMAGES, INCLUDING LOST PROFITS, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES PAID OR OWED TO ANY THIRD PERSON FOR WHICH SUCH PARTY HAS A RIGHT TO RECOVER FROM SUCH OTHER PARTY UNDER THE TERMS HEREOF.

Section 7.8  Waiver of Jury Trial.    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED.  EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES HERETO.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HERETO HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH PARTY HERETO WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH PARTY FURTHER

WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAYBE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 7.9   Relationship of Parties.  In the performance of the Services hereunder, Manager shall act as an independent contractor for the Company.  The Parties do not intend to create, nor shall this Agreement be construed as creating, a partnership or association which might render the Parties liable as partners.  Manager shall be responsible for the payment of federal income tax, social security tax, workers’ compensation insurance, unemployment tax, and other similar payments, if any, relating to Manager’s business and employees, and the Company shall not be responsible for any such amounts.

Section 7.10 Force Majeure.  Manager shall not be responsible for any loss or damage to the Company (or be in breach or violation of this Agreement) for nonperformance or delay in performing any of Manager’s obligations under this Agreement to the extent resulting from any act of God, fire, lightning, landslide, earthquake, storm, storm warning, flood, or other adverse weather condition; strike, lockout, or other industrial disturbance in respect of Manager’s employees; war, act of terrorism, military operation, or national emergency; the inability of Manager to acquire at reasonable prices, or the delay on the part of Manager in acquiring at reasonable prices, materials, equipment or permits, needed to enable Manager to perform; explosions, breakage or destruction of or accident or damage to machinery, equipment, facilities, or lines of pipe, and the repair, maintenance, improvement, or replacement of equipment, facilities, or lines of pipe; and acts of any Governmental Authority or any other material disruptive events outside the reasonable control of Manager (“Force Majeure Events”).  Manager shall use its commercially reasonable efforts to cure any such Force Majeure Events as soon as reasonably practicable (other than in the case of a strike or lockout of Manager’s employees), and use its commercially reasonable efforts to complete, as soon as reasonably practicable, performance of Manager’s obligations under this Agreement.

Section 7.11 Construction of Agreement.  In construing this Agreement:

(a)   no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(b)   no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(c)   examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(d)   the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

(e)   a defined term has its defined meaning throughout this Agreement and each exhibit to this Agreement, regardless of whether it appears before or after the place where it is defined;

(f)   the plural shall be deemed to include the singular, and vice versa;

(g)   each gender shall be deemed to include the other genders; and

(h)   each exhibit to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail.

Section 7.12 Third Party Beneficiaries.  Except as set forth in Section 7.13, nothing in this Agreement, express or implied, is intended or shall confer upon any Person other than the Parties or their respective successors and permitted assigns and the indemnified Persons (for purposes of Section 5.8), any rights, remedies or liabilities under or by reason of this Agreement.

Section 7.13 No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no Affiliates of any Party (or any other Indemnified Manager Person or the Company’s Affiliates or their or the Company’s respective directors, officers, employees, managers, members, partners, controlling Persons and equityholders, as applicable, other than the Parties hereto) shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.

Section 7.14 Confidential Information.

(a)   Company Confidential Information.  Manager shall maintain the confidentiality of all Company Confidential Information; provided, however, that Manager may disclose such Company Confidential Information (i) to its Affiliates to the extent deemed by Manager to be reasonably necessary or desirable to enable it to perform the Services (provided, however, that such Affiliate is informed of the confidentiality and non use provisions of this Agreement and agrees to comply with such provisions); (ii) to the extent necessary for Manager or its Affiliates to provide services for Third Parties that have interests in the Company Group’s properties; (iii) in any judicial or alternative dispute resolution proceeding to resolve disputes between Manager or its Affiliates and Company or its Affiliates arising hereunder; (iv) to the extent disclosure is legally required under applicable Laws (provided, however, that prior to making any legally required disclosures in any judicial, regulatory or dispute resolution proceeding, Manager shall promptly notify the Company and, if requested by the Company and at the Company’s sole cost and expense, seek a protective order or other relief to prevent or reduce the scope of such disclosure) or any agreement existing on the date hereof to which Manager is a party or by which it is bound and which have been disclosed to the Company; (v) to Manager’s or its Affiliates’ existing or potential lenders, investors, joint interest owners, purchasers or other parties with whom Manager or its Affiliates may enter into contractual relationships, to the extent deemed by Manager to be reasonably necessary or desirable to enable it to perform the Services or to obtain the financing or to pursue such other transaction or contractual arrangement for which such disclosure is necessary or desirable, as applicable (provided, however, that Manager shall require such Third Parties to agree to maintain the confidentiality of the Company Confidential Information so disclosed); (vi) if authorized by the Company; and (vii) to the extent such Company Confidential Information was already known to Manager or its Affiliates (through a source other than the Company or its representatives or Affiliates) or becomes publicly available other than through a breach by Manager of its obligations arising under this Section 7.14(a) or is independently made known to Manager or its Affiliates (by a source not known by Manager or such Affiliate, as the case may be, to be in breach of a confidentiality obligation with respect to such disclosure).  Manager acknowledges and agrees that (x) the Company Confidential Information is being furnished to it for the sole and exclusive purpose of enabling it to perform the Services and (y) the Company Confidential Information may not be used by it for any other purposes, unless disclosure is permitted by clauses (i), (ii), (iii), (iv), (v) and (vi) above, and in such event may be used solely to the extent contemplated by such clauses, or by clause (vii).

(b)   Manager Confidential Information.  The Company shall maintain the confidentiality of all Manager Confidential Information; provided, however, that the Company may disclose Manager Confidential Information (i) in order to permit Manager to perform the Services, as determined in advance by Manager in writing (provided, however, that if Manager does not consent to such disclosure and, as a result thereof, Manager is not able to perform the Services, the Company shall not be in breach of this Agreement as a result thereof); (ii) in any judicial or alternative dispute resolution proceeding to resolve disputes between the Company or its Affiliates and Manager or its Affiliates arising hereunder; (iii) to the extent disclosure is legally required under applicable Laws (provided, however, that prior to making any legally required disclosures in any judicial, regulatory or dispute resolution proceeding, the Company shall promptly notify Manager thereof and, if requested by Manager, at Manager’s sole cost and expense, seek a protective order or other relief to prevent or reduce the scope of such disclosure); (iv) if authorized by Manager in writing; and (v) to the extent such Manager Confidential Information was already known to the Company (through a source other than Manager or its representatives or Affiliates) or becomes publicly available other than through a breach by the Company of its obligations arising under this Section 7.14(b) or is independently made known to the Company or its Affiliates (by a source not known by the Company or such Affiliate, as the case may be, to be in breach of a confidentiality obligation with respect to such disclosure).  The Company acknowledges and agrees that (x) the Manager Confidential Information is being furnished to it for the sole and exclusive purpose of enabling it to perform the Services and (y) the Manager Confidential Information may not be used by it for any other purposes, unless disclosure is permitted by clauses (i), (ii), (iii), and (iv) above, and in such event may be used solely to the extent contemplated by such clause, or by clause (v).

(c)   Business Conduct.  Nothing in this Section 7.14 shall prohibit Manager or any of its Affiliates or other Persons to whom it provides similar services from conducting business in the areas where the Company Group’s properties are located or otherwise competing with the Company Group.

(d)   Remedies and Enforcement.  Manager and the Company each acknowledge and agree that a breach by it of its obligations under this Section 7.14 would cause irreparable harm to the other Party and that monetary damages would not be adequate to compensate the other Party.  Accordingly, Manager and the Company agree that the other Party shall be entitled to immediate equitable relief, including a temporary or permanent injunction, to prevent any threatened, likely or ongoing violation of this Section 7.14, without the necessity of posting bond or other security.  Manager’s and the Company’s right to equitable relief shall be in addition to other rights and remedies available to Manager or the Company, for monetary damages or otherwise.

(e)   This Section 7.14 shall survive termination or expiration of this Agreement for a period of two years from termination or expiration with respect to periods prior to such termination or expiration.

Section 7.15 Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if both of the signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

Section 7.16 Survival of Agreements.  The Company’s and Manager’s various representations, warranties, covenants, agreements and duties in and under this Agreement shall survive the execution and delivery of this Agreement and terminate upon termination or expiration of this Agreement, except for Sections Section 2.8  (Inventions and IP Ownership), Section 5.6 (Third Party Costs), Section 5.7  (General and Administrative Costs) and Section 5.10  (Invoicing and Payment) (in each of Section Section 5.6, Section 5.7 and Section 5.10, with respect to any accrued by unpaid obligations as of the date of termination or expiration (and including, without limitation, any severance costs incurred prior to or after termination or expiration)), Section 5.8  (Indemnification and Exculpation), Section 6.3 (Delivery), Section 7.2  (Notices), Section 7.6 (Applicable Law), Section 7.7  (Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process), Section 7.8 (Waiver of Jury Trial), Section 7.11  (Construction of Agreement), Section 7.12  (Third Party Beneficiaries), Section 7.13  (No Recourse), Section 7.14  (Confidential Information), Section 7.16  (Survival of Agreements), Section 7.17  (Competition and Corporate Opportunities), Section 7.18  (Warranty Disclaimers), Section 7.19  (Authorizations) and Section 7.21  (Conspicuousness of Provisions), which shall survive termination or expiration of this Agreement.

Section 7.17 Competition and Corporate Opportunities.  Subject to Section 7.14, Manager and its Affiliates are and shall be free to engage in any business activity whatsoever, including, without limitation, those that may be in direct competition with the Company and its Affiliates.  The Parties further understand and agree that Manager and its Affiliates (including SOG) provide or may provide services similar to the Services provided hereunder to certain of its present and former Affiliates.  To the extent of any conflict of interest between the Parties or their Affiliates or in the event of any other corporate or business opportunity (including, without limitation, a corporate or business opportunity that might otherwise constitute, an asset acquisition opportunity), the Parties agree that Manager and its Affiliates may resolve any such conflict in a manner and on terms that it deems appropriate, in its sole discretion and without any further liability to the Company or any other Person; provided,  however, that this Section 7.14 is subject, in all respects, to Section 5.2 of the Joint Development Agreement.  The Company, on its own

behalf and on behalf of its subsidiaries, hereby waives any interest with respect to any such matter to the same extent as if such matter had been presented to and rejected by each member of the Company Group and the Company Group had then consented to Manager or any of Manager’s Affiliates acting as it determines in its sole discretion and whether on behalf of itself or any of its present or former Affiliates.

Section 7.18 Warranty Disclaimers.

(a)   OTHER THAN AS EXPRESSLY SET FORTH HEREIN, MANAGER DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO SERVICES RENDERED OR PRODUCTS PROCURED FOR THE COMPANY OR ITS SUBSIDIARIES, OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER MANAGER KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING.

(b)   MANAGER MAKES NO EXPRESS OR IMPLIED WARRANTY, GUARANTY OR REPRESENTATION, INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, SUITABILITY OR MERCHANTABILITY REGARDING ANY EQUIPMENT, MATERIALS, SUPPLIES OR SERVICES ACQUIRED FROM VENDORS, SUPPLIERS OR SUBCONTRACTORS.  THE COMPANY’S AND ITS SUBSIDIARIES’ EXCLUSIVE REMEDIES WITH RESPECT TO EQUIPMENT, MATERIALS, SUPPLIES OR SERVICES OBTAINED BY MANAGER FROM VENDORS, SUPPLIERS AND SUBCONTRACTORS SHALL BE THOSE UNDER THE VENDOR, SUPPLIER AND SUBCONTRACTOR WARRANTIES, IF ANY, AND MANAGER’S ONLY OBLIGATION, ARISING OUT OF OR IN CONNECTION WITH ANY SUCH WARRANTY OR BREACH THEREOF, SHALL BE TO USE DILIGENT EFFORTS TO ENFORCE SUCH WARRANTIES ON BEHALF OF THE COMPANY, AND THE COMPANY (AND ITS SUBSIDIARIES) SHALL HAVE NO OTHER REMEDIES AGAINST MANAGER WITH RESPECT TO EQUIPMENT, MATERIALS, SUPPLIES OR SERVICES OBTAINED BY MANAGER FROM ITS VENDORS, SUPPLIERS AND SUBCONTRACTORS.

Section 7.19 Authorizations.  The Company represents and warrants to Manager that the Company has the right, and that the Company has the right on behalf of its Affiliates, to make the commitments under this Agreement, including the appointment of Manager to take any actions permitted under this Agreement and to perform the Services for each member of the Company Group at any time and from time to time after the Effective Date.

Section 7.21 Laws and Regulations.  Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable Laws.

Section 7.22 Conspicuousness of Provisions.  The Parties acknowledge and agree that the provisions contained in this Agreement that are set out in capital letters or “bold” satisfy the requirement of the “express negligence rule” and any applicable Laws or equitable doctrine that provisions in a contract be conspicuously marked or highlighted.

Section 7.23 Amendment.  No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by all Parties and no waiver of any provision of this Agreement, and no consent to any departure by any Party therefrom, shall be effective unless it is in writing and signed by the other Parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

THE COMPANY:

GAVILAN RESOURCES HOLDCO, LLC

By:/s/ Angelo Acconcia

Name:Angelo Acconcia
Title:President

MANAGER:

SN COMANCHE MANAGER, LLC

By:/s/ Antonio R. Sanchez, III

Name:Antonio R. Sanchez, III
Title:Chief Executive Officer

Solely for the purposes of Section 5.8(d):

SN EF MAVERICK, LLC

By:/s/ Antonio R. Sanchez, III

Name:Antonio R. Sanchez, III
Title:Chief Executive Officer

Signature Page to Management Services Agreement

Schedule 1

Categories of Services

The Services performed by Manager shall include services of a type customarily performed for a non-operator of Hydrocarbon Interests which may include, to the extent that Manager or any of its Affiliates is capable of providing such Services, the items listed below:

(1)Financial and Operational Accounting.

(2)Accounts Payable and Receivables.

(3)Contract Negotiation and Management.

(4)Finance.

(5)Real Property Title and Land Record-Keeping and Similar Services.

(6)Legal Services.

(7)Tax Services.

(8)Treasury Services.

(9)Financial Reporting and Reserve Reporting, as required under Section 9.3 of the LLC Agreement.

(10)Personnel, Outside Contractors and Consultants.

(11)General and Administrative, including Records Retention.

(12)Government and Public Relations; Permitting and Regulatory Affairs.

(13)Reservoir Engineering and Geology and Geophysics.

Schedule 2

Insurance

A.General Liability Insurance:  Commercial General Liability insurance covering all operations hereunder against claims for bodily injury (including death) and property damage (including loss of use), including independent contractors working on the Parties’ behalf, products/completed operations, contractual liability and sudden and accidental pollution, with a limit of $1,000,000 per occurrence and in the annual aggregate.

B.   Excess Insurance:  Excess (or Umbrella) Liability insurance following form of General Liability Insurance above (including sudden and accidental pollution) with a limit of $50,000,000 per occurrence and in the annual aggregate.

C.   Workers’ Compensation and Employer’s Liability Insurance:  Workers’ Compensation insurance or its’ equivalent, including Occupational Disease coverage, as required by law for all employees, agents, and subcontractors.  Employer’s Liability insurance (including Occupational Disease coverage) in the amount of $1,000,000 per accident.  Such insurance shall provide coverage in the locations in which the Services are performed.

D.   Automobile Liability Insurance:  Automobile Liability insurance against claims of bodily injury (including death) and property damage (including loss of use) covering all owned, non-owned, and hired vehicles used in the performance of the Services, with a limit of $1,000,000 per accident.

E.   Operator's Extra Expense (Control of Well):  Onshore wells—$25,000,000, any one accident or occurrence, Combined Single Limit in respect of all wells.  Care, Custody and Control Endorsement—$25,000,000 any one accident or occurrence, Combined Single Limit in respect of all wells and $1,000,000 separate additional limit, any one accident or occurrence, in respect of materials and supplies.